EXHIBIT 99.1

Johnson Outdoors Posts Record-High Third Quarter Earnings

RACINE, Wis., Aug. 04, 2017 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation equipment company, reported double digit growth in sales and operating profit for the fiscal third quarter ending June 30, 2017. Strong demand for new products drove significantly higher volume leading to a nearly three-fold increase in net income quarter-over-quarter. During the current fiscal nine-month period, total Company net income more than doubled as revenues surged 11 percent above the same prior year fiscal nine months.

“This quarter’s outstanding results emphasize the importance of our continued focus and investment on delivering market-winning innovation driven by a deeper understanding of, and unique insights into outdoor recreation consumers. Exceptional new products and technologies are powering tremendous growth in Fishing. Likewise, innovation in core life-support categories has created positive marketplace momentum and improved performance in Diving,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “At the same time, our unique flux-ring technology in Jetboil® and innovative Predator™ series of fishing boats from Old Town® have helped us grow share in very challenging Camping and Watercraft Recreation markets. Overall, we are well-positioned to end the year strong with solid momentum heading into the next fiscal year. Looking ahead, we expect to see Fishing grow at a more normalized rate. We will continue to advance progress against our three key strategic plan priorities - richer consumer insights, enhanced innovation processes and digital sophistication – the cornerstones of a foundation for success in delivering accelerated, sustained profitable growth long-term.”

THIRD QUARTER RESULTS
Fiscal third quarter results reflect in-season replenishment orders for the Company’s warm-weather outdoor recreation products. Favorable marketplace response to new products energized an 11 percent increase in total Company net sales of $155.3 million compared to $139.3 million in the previous year third quarter. Foreign currency translation had a negligible impact on sales versus the prior year quarter. Key factors behind the year-over-year comparison in each business unit were:

  Successful new products propelled double-digit growth in all Fishing brands, driving sales to $104 million for an 18 percent increase in segment revenue.
  Diving sales increased 17 percent driven by strong positive momentum behind new buoyancy compensator and dive computer innovations.
  Growth in Jetboil® could not offset declines in tent sales resulting from retailer restructuring across the camping market.
  A sluggish kayak market led to lower sales quarter-over-quarter in Watercraft Recreation, masking share growth in its core brands.

Total Company operating profit during the quarter was $24.7 million compared to $13.6 million in the prior fiscal-year third quarter. Gross margin increased by 290 basis points driven by a favorable product mix and sales volume related operating efficiencies. Higher volume-related expenses, higher incentive compensation expense and higher administrative and legal expenses in the current year quarter were nearly offset by the impact of a $6.2 million goodwill impairment charge recognized during the third quarter of fiscal 2016. Third quarter net income was $16.6 million, or $1.65 per diluted share, compared to net income of $6.8 million, or $0.68 per diluted share, in the previous third quarter.

YEAR-TO-DATE RESULTS

Strong marketplace performance of new products across the Company’s Minn Kota®, Humminbird®, Cannon®, SCUBAPRO® and Jetboil® brands generated higher year-to-date sales for the nine-month period of $398.8 million, an 11 percent increase compared with the same prior year period. Total Company operating profit was $45.7 million versus operating profit of $27.8 million in the same nine-month period last year. Higher volumes in Fishing, stronger performance in Diving and improved margins in all units are key drivers in the improvement in operating profit.

The Company’s effective tax rate during the nine-month period was 27 percent versus 44 percent for the previous year-to-date period. Tax expense for the nine-month period benefitted from foreign tax credits of $4.2 million recognized in the current year first quarter due to the repatriation of approximately $21.9 million of cash from overseas. Net income was $34.6 million, or $3.45 per diluted share, in the current nine-month period compared to $15.6 million, or $1.56 per diluted share, in the same nine-month period last year.

OTHER FINANCIAL INFORMATION

The Company reported cash and short-term investments of $93.7 million as of June 30, 2017, versus $75.6 million as of July 1, 2016. Depreciation and amortization was $9.9 million year-to-date, compared to $8.9 million during the first nine months of the prior year. Capital spending totaled $7.9 million during the first nine months of fiscal 2017 compared with $8.6 million in the same period in 2016.

“Across the board, price-to-value innovation and increased efficiencies have expanded gross margins and driven enhanced bottom-line performance,” said David W. Johnson, Vice President and Chief Financial Officer. “The balance sheet is strong and our healthy cash position enables us to continue to invest in future growth strategies and platforms while continuing to pay cash dividends to our investors.”

PRODUCT NEWS

For the seventh consecutive year, Humminbird® grabbed “Best of Electronics” honors at the 2017 ICAST, the world’s most prestigious fishing show, with the brand’s new, big screen display SOLIX® fishfinder. With two display-size options - 12.1- and 15.4-inch screen models - the SOLIX® boasts Humminbird’s unique technologies designed to make locating fish easier – including MEGA Imaging™, CHIRP Digital Sonar, and AUTOCHART® Live. Both models also come standard with Humminbird’s innovative Cross Touch® Interface, letting anglers operate the unit via touchscreen or keypad depending on water conditions, all while customizing the screen with up to four independent viewing panes which can be individually zoomed or moved to different screen locations based on angler preference or fishing situation.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, August 4, 2017. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available on the website for the subsequent 30 days.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that inspires more people to experience the awe of the great outdoors with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' “confident,” "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K which was filed with the Securities and Exchange Commission on December 13, 2016 and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors, and matters related to the Company’s intellectual property rights; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future writedowns of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials used by the Company; any disruptions in the Company's supply chain as a result of material fluctuations in the Company's order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company's products; the success of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	June 30 2017	July 1 2016	June 30 2017	July 1 2016
Net sales	$155,274	$139,300	$398,810	$358,790
Cost of sales	84,644	80,017	226,702	211,213
Gross profit	70,630	59,283	172,108	147,577
Operating expenses	45,893	45,700	126,441	119,756
Operating profit:	24,737	13,583	45,667	27,821
Interest expense, net	25	89	603	558
Other (income) expense, net	(848)	(371)	(2,288)	(752)
Income before income taxes	25,560	13,865	47,352	28,015
Income tax expense	9,007	7,024	12,784	12,387
Net income	$16,553	$6,841	$34,568	$15,628
Weighted average common shares outstanding - Dilutive	9,928	9,861	9,908	9,842
Net income per common share - Diluted	$1.65	$0.68	$3.45	$1.56
Segment Results
Net sales:
Fishing	$103,974	$88,063	$276,469	$237,656
Camping	12,129	13,217	29,239	31,147
Watercraft Recreation	17,290	19,264	38,594	40,393
Diving	21,984	18,845	54,903	50,197
Other/eliminations	(103)	(89)	(395)	(603)
Total	$155,274	$139,300	$398,810	$358,790
Operating profit (loss):
Fishing	$24,293	$19,970	$54,324	$42,948
Camping	1,452	1,168	1,691	1,965
Watercraft Recreation	2,417	2,894	2,466	3,190
Diving	1,218	(6,204)	468	(8,782)
Other/eliminations	(4,643)	(4,245)	(13,282)	(11,500)
Total	$24,737	$13,583	$45,667	$27,821
Balance Sheet Information (End of Period)
Cash and cash equivalents			$93,741	$75,602
Accounts receivable, net			79,292	70,658
Inventories, net			68,239	71,127
Total current assets			243,767	221,070
Total assets			354,957	326,161
Short-term debt			-	378
Total current liabilities			86,889	81,167
Long-term debt, less current maturities			-	7,069
Shareholders’ equity			239,924	213,099

AT JOHNSON OUTDOORS INC.
DAVID JOHNSON
VP & CHIEF FINANCIAL OFFICER
262-631-6600

PATRICIA PENMAN
VP – MARKETING SERVICES & COMMUNICATION
262-631-6600